                                February 8, 1999

[Name]
Vice President, [Title]
[Address]

          Re:  Severance Payment
               -----------------

Dear [NAME]:

     You are currently serving as the Vice President, [TITLE] of NeXstar Pharmaceuticals, Inc. In such capacity and as an incentive for your continued service, NeXstar hereby agrees as follows.

     If there is a Change in Control of NeXstar Pharmaceuticals, Inc., a Delaware corporation ("NeXstar"), during the period in which you are employed by NeXstar as its Vice President, [TITLE] and, within 12 months after such Change in Control, NeXstar or its successor:

          (a)  terminates your employment without Cause,
          (b) substantially diminishes the functions and responsibilities of your job, or
          (c) requires you to relocate your current place of residence, or requires you to work regularly in and from an office located more than 50 miles from the current office of NeXstar in which you now work, then NeXstar or its successor shall (1) pay you a severance amount equal to 12 months of your then current base salary (excluding any bonuses or other compensation amounts), (2) provide for your continued participation in any health benefit plans offered by the Company for a period of 12 months after your termination of employment (provided such participation shall terminate upon your obtaining full time employment) at a cost to you equal to your cost immediately prior to such termination, and (3) provide outplacement services to you to the extent consistent with NeXstar's past practices; provided that you agree to sign a general release agreement releasing all claims you may have against NeXstar or its successor. All severance benefits shall be paid consistent with NeXstar's past practices under its 1998 Severance Pay Plan. You shall be under no obligation to mitigate the costs to NeXstar or its successor of the severance payments contemplated by this Agreement.

     For purposes of this agreement, the following terms shall have the meanings set forth below:

          "Cause" shall mean (a) the determination by the Board of Directors of the Company (the "Board") that you have ceased to perform your duties as an executive officer of the Company (other than as a result of your incapacity due to physical or mental illness or injury), which failure amounts to an intentional and extended neglect of your duties, (b) the Board's determination that you have engaged in or are about to engage in conduct materially injurious to the Company, (c) your having been convicted of a felony, or (d) your participation in activities prohibited by the terms of any agreement between the Company and you relating to your employment with the Company.

           "Change in Control" shall include, without limitation, the sale of more than 50% of the capital stock of NeXstar, a sale of all or substantially all of the assets of NeXstar (which shall not include the proposed spin-off of Iterex Technologies, Inc.) and a merger or consolidation of NeXstar with or into another corporate entity in a transaction in which NeXstar does not survive.

          "Company" shall mean NeXstar and any successors thereto.

     This Agreement shall not be deemed a guarantee of employment or an express or implied contract of employment. You remain an employee at will.

     Please indicate your agreement with these terms by executing this letter where indicated below and returning a copy to Barbara Kazmier, Vice President, Human Resources.

                                  NEXSTAR PHARMACEUTICALS, INC.


                                  By
                                     ------------------------------------------
                                     Michael E. Hart
                                     Vice President and Chief Financial Officer



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          [NAME]